UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2005

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Main Street, Suite 3300, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2005, Endeavour Energy UK Limited, a subsidiary of Endeavour International Corporation, entered into a definitive agreement with Petro-Canada UK Limited to purchase an eight percent interest in the Enoch Field in the North Sea. Endeavour will pay Petro-Canada approximately $11.6 million at closing. The field is one of the first discoveries to be developed along the median line between the United Kingdom and Norway. Production from the project is expected to begin in the fourth quarter of 2006.

The Enoch Field is located in Block 16/13a of the United Kingdom Continental Shelf and Block 15/5 of the Norwegian Continental Shelf in water depth of about 370 feet. Endeavour’s interest is located on the UK side of the median line and will be subject to UK taxes.

Endeavour expects to close this transaction around year-end, subject to partner and regulatory approvals. Paladin Expro Limited is operator of the field with a 24 percent interest.

A copy of the definitive purchase agreement is included as Exhibit 10.1 hereto, and is incorporated herein by reference.

Certain statements in this Current Report on Form 8-K regarding future expectations may be regarded as "forward looking statements"" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and the inherent uncertainties in estimating timelines for production due to circumstances beyond Endeavour’s control, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 - Agreement for Sale and Purchase of Interest dated 8th December 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

December 13, 2005	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

10.1	Agreement for Sale and Purchase of Interest dated 8th December 2005